Exhibit 15.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation on Form 20-F of AGM Group Holdings Inc. of our report dated November 13, 2023 with respect to the consolidated financial statements of AGM Group Holdings Inc. and its subsidiaries as of and for the year ended December 31, 2022 which appears in this Annual Report on Form 20-F of AGM Group Holdings Inc. filed with the Securities and Exchange Commission.

/s/ KCCW Accountancy Corp.
Diamond Bar, California
May 13, 2025